Filed Pursuant to Rule 433

Registration No. 333-212571

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

Barclays announces reductions to minimum early redemption size of GAZ ETNs and issues investor guidance on recent market conditions

New York, March 8, 2017 – Barclays Bank PLC (“Barclays”) announced today a temporary waiver of the minimum early redemption size of the iPath® Bloomberg Natural Gas Subindex Total ReturnSM ETNs (“ETNs”) on the terms described below. The ETNs trade on the NYSE Arca stock exchange under the ticker symbol “GAZ”. The Index underlying the ETNs is the Bloomberg Natural Gas Subindex Total ReturnSM (the “Index”), with Bloomberg ticker BCOMNGTR .  The ETNs will continue to be suspended, until further notice, to any further issuances and sales from inventory.

Barclays will waive the minimum early redemption size of 50,000 ETNs with respect to the valuation date occurring on each Wednesday (or, if such calendar day is not a trading day, the trading day immediately thereafter). The minimum early redemption size for any other day of the month will be reduced to 5,000 ETNs from 50,000 ETNs. These changes will be effective after the close of trading on March 9, 2017 and will be effective for the next three years ending on and including March 9, 2020 unless extended by Barclays at its sole discretion.

The obligation of Barclays to accept any early redemption of ETNs is subject to the procedures set forth in the section “Specific Terms of the ETNs—Early Redemption Procedures” in the prospectus relating to the ETNs. These procedures include delivering a notice of redemption and signed confirmation to Barclays prior to the relevant valuation date within the time frames set forth in the prospectus and instructing the DTC custodian at which the ETNs are held to book and settle a delivery vs. payment trade with respect to the ETNs.

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

Recently, a material premium has developed in the trading price of the ETNs on the exchange in relation to their intraday indicative value. From January 3, 2017 to March 7, 2017, the closing indicative value (also referred to as the daily redemption value) decreased by approximately 41% from $0.52 to $0.31 per ETN, while the closing price of the ETNs on the exchange decreased by only approximately 22% from $0.59 to $0.46 per ETN. The closing price of the ETNs on the exchange as of March 7, 2017 reflected a 50% premium to the corresponding closing indicative value.

In addition, Barclays had announced investor guidance on November 9, 2015 and December 22, 2015 regarding the decline in the daily redemption value of the ETNs.  The daily redemption value of the ETNs on March 3, 2016 hit an all-time low of $0.13 per ETN. And more recently on February 27, 2017, it hit another low of $0.25 per ETN.  From February 27, 2017, the daily redemption value of the ETNs would drop to $0 if the Index decreases by another 23% from the Index closing level on February 27, 2017.  Additionally, as accrued investor fees in the ETNs grow over time regardless of the performance of the Index, the magnitude of the decrease in the level of the Index required for the daily redemption value of the ETNs to drop to $0 will also reduce progressively.

Barclays has also announced the listing of a new ETN (the “New ETNs”) (Ticker: GAZB) linked to the same Index. The New ETNs will offer a similar exposure as the existing ETNs (the “Old ETNs”), but will include certain differences, including a reduced investor fee and an issuer redemption feature. Please refer to the associated press release for more details.

Holders of the Old ETNs that wish to sell their Old ETNs and/or purchase New ETNs may take any of the following actions:

1)           Sell Old ETNs and/or purchase New ETNs on the secondary market at the prevailing trading price on the exchange;

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

2)           Put Old ETNs to Barclays (including with respect to the valuation date occurring on each Wednesday with reduced minimum early redemption sizes) and simultaneously purchase New ETNs from Barclays in an amount having an equal dollar value, with each transaction having the same valuation date and settlement date (a “Net Settlement”). In this case, upon redemption of its Old ETNs, the holder would receive a number of New ETNs equal to the aggregate daily redemption value of the redeemed Old ETNs, rounded to the nearest full New ETN, with a residual cash payment for any “partial” remaining ETNs. Holders who wish to effect a Net Settlement must instruct their broker or other person through whom they hold their Old ETNs in accordance with the prospectus for the Old ETNs. Holders may also contact Barclays at etndesk@barclays.com or 1-212-528-7990 to obtain further information regarding the procedures for Net Settlement.

3)           Put Old ETNs to Barclays under the early redemption option without simultaneously purchasing New ETNs or purchase New ETNs from Barclays without simultaneously redeeming Old ETNs, in each case for the applicable cash value.

Any redemption of Old ETNs or sale of New ETNs is subject to the conditions described in the prospectus for the relevant series of ETNs and will be valued using the applicable daily redemption value or closing indicative value on the valuation date for the transaction, with no additional purchase or redemption fees, in each case in accordance with the prospectus for the relevant series of ETNs. Holders are not required to take any of the actions set forth above and may choose to continue to hold their ETNs at any time.  Anyone considering investing in the ETNs or continuing to hold the ETNs should consider the risks described in the prospectus for the relevant series of ETNs when making an investment decision and consult with their broker or financial adviser to evaluate their investment in the ETNs.

The suspension of further sales and issuance may cause continued fluctuations in the premium described above and in the trading value of the ETNs if strong interest from exchange participants in purchasing

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

the ETNs continues. Investors should exercise extreme caution before purchasing or selling ETNs at a market price that reflects a premium over the intraday indicative value or daily redemption value, as the case may be.  Furthermore, investors should not assume that the ETNs will continue to trade at a premium in relation to their intraday indicative value or daily redemption value, as the case may be.  Any secondary market premium could decrease, even significantly, or cease to exist entirely at any time. The “intraday indicative value” of the ETNs is calculated and published with a frequency of at least every 15 seconds throughout the trading day, under the ticker symbol GAZ.IV.  The “daily redemption value” is the closing value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. As a result, if investors purchase the ETNs at a price which reflects a premium over the intraday indicative value or daily redemption value, as the case may be, they may experience a significant loss if they sell the ETNs at a time when such premium is no longer present, if they redeem the ETNs at the daily redemption value or if they hold the ETNs until maturity.

For more information on what a premium in the market prices represents, please refer to the iPath website under “About ETNs”. Investors are also encouraged to refer to the prospectus relating to the ETNs for risk factors relating to the market value of the ETNs, including the risks associated with a premium in market prices.

The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. An investment in the ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors.

Daily redemptions at the option of the holders of the ETNs continue to stay open. The prospectus relating to the relevant series of ETNs can be found on EDGAR, the SEC website at: www.sec.gov, as well

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

as on the product website at www.iPathETN.com.

Barclays Bank PLC is the issuer of iPath® ETNs and Barclays Capital Inc. is the issuer’s agent in the distribution.

For further information, please instruct your broker/advisor/custodian to email us at etndesk@barclays.com or alternatively, your broker/custodian can call us at: 1-212-528-7990.

Selected Risk Considerations

An investment in the iPath ETNs described herein involves risks.  Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal:  The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date.  Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased.  Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components.  The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The ETNs offer exposure to futures contracts and not direct exposure to physical commodities: The ETNs offer investors exposure to the price of New York Mercantile Exchange-traded Henry Hub Natural gas futures contracts and not to the spot price of Henry Hub Natural Gas. The price of a commodity

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the ETNs may underperform a similar investment that reflects the return on the physical commodity.

Credit of Barclays Bank PLC:  The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party.  Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption.  In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Market and Volatility Risk:  The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.  Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships (including as a result of redemptions of the ETNs and, in the case of the New ETNs, sales from inventory and issuances of New ETNs), governmental policies and economic events.

A Trading Market for the ETNs May Not Develop:  Although the ETNs are listed on NYSE Arca, a

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs:  You will not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions:  Except in the circumstances described above, you must redeem at least 50,000 ETNs of the same issue at one time in order to exercise your right to redeem your ETNs on any redemption date.  You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment:  Significant aspects of the tax treatment of the ETNs are uncertain.  You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling 212-528-7990, or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of ETNs you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale,

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

Press Release

For immediate release	Press Contact:

Andrew Smith
+1 212 412 7521
andrew.x.smith@barclays.com

redemption or maturity of ETNs.  Sales in the secondary market may result in significant losses.

“Bloomberg®”, “Bloomberg Commodity IndexSM”, “Bloomberg Commodity Index Total ReturnSM”, “Bloomberg Natural Gas Subindex Total ReturnSM” and “BCOM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Barclays Bank PLC.  Any ETNs based on the Bloomberg Commodity Indices are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS”), or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the ETNs or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs particularly.

© 2017 Barclays Bank PLC.  All rights reserved.  iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC.  All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 120,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays